Exhibit 10.20

YARDVILLE NATIONAL BANK
DIRECTORS’ DEFERRED FEE PLAN

ARTICLE I
PURPOSE

     The purpose of the Yardville National Bank Directors’ Deferred Fee Plan (hereinafter referred to as the “Plan”) is to aid in retaining and attracting Directors of exceptional ability. This Plan is the successor to the Yardville National Bank Directors Deferred Compensation Plan originally adopted as of January 1, 1995 (the “1995 Plan”).

ARTICLE II
DEFINITIONS

     For the purpose of this Plan, the following words and phrases shall have the meanings indicated, unless the context clearly indicates otherwise:

     “Beneficiary” means the person, persons or entity designated by the Participant, or as provided in Article VII, to receive any benefits payable under the Plan.

     “Board” means the Board of Directors of Yardville National Bank.

     “Change in Control” means:

(a)	At such time as any “person” (as the term in used in Section 13(d) and 14(d) of the Securities and Exchange Act of 1934, as amended (“Exchange Act”) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of voting securities of the Company or the right to acquire such securities, except for any voting securities purchase by any employee benefit plan of the Company or its subsidiaries;

(b)	At such time as individuals who constitute the Board of Directors of the Company on the date hereof (the “Incumbent Board”) cease for any reason to constitute a least a majority thereof; provided that any person becoming a director subsequent to the date hereof whose election was approved by a vote of at least three-quarters of the directors constituting the Incumbent Board (or members who were nominated by the Incumbent Board), or whose nomination for election by the Company’s stockholders was approved by a nominating committee solely composed of members which are Incumbent Board members (or members nominated by the Incumbent Board), shall be, for purposes of this clause, considered as though he or she were a member of the Incumbent Board.

(c)	At such time as a reorganization, merger, consolidation, or similar transaction occurs or is effectuated as a result of which 60% of shares of common stock of the resulting entity are owned by persons who were not stockholders of the Company immediately prior to the consummation of the transaction; or

(d)	At such time as substantially all of the assets of the Company are sold or otherwise transferred to another corporation or other entity that is not controlled by the Company.

     “Committee” means a Committee of the Board.

     “Company” means Yardville National Bancorp, Inc., a New Jersey corporation, or any successor thereto.

     “Declared Rate” means, with respect to any Plan Year, two (2) percentage points over the prime rate as published in the Wall Street Journal. The Board shall establish the Declared Rate effective as of the first business day of each Plan Year. Such Declared Rate, once established, shall be used for all interest determinations during such Plan Year.

     “Deferral Benefit” means the benefit payable to a Participant or his Beneficiary upon his termination of service as a Director or as otherwise provided in his Participation Agreement, or upon approval of a Director’s request for a Hardship Withdrawal.

     “Deferred Benefit Account” means the account maintained on the books of the Company for each Participant pursuant to Article V. A Participant’s Deferred Benefit Account shall be utilized solely as a device for the measurement and determination of the amounts to be paid to the Participant pursuant to this Plan. A Participant’s Deferred Benefit Account shall not constitute or be treated as a trust fund of any kind.

     “Designation of Form for Payment” means the agreement filed by a Participant designating the manner in which the Participant’s Deferred Benefit Account balance shall be paid to the Participant or his beneficiary.

     “Determination Date” means the date on which the amount of a Participant’s Deferred Benefit Account is determined as provided in Article V hereof. The last day of each Plan Year shall be the Determination Date.

     “Director” means a non-employee member of the Board of Directors of the Bank.

     “Fee” or “Fees” means any cash compensation paid to a Director for his services as a Director, including retainers and fees for attendance at meetings of the Board or Board Committees (or, if applicable, cash compensation received for service as a director of the Company or as a director of any subsidiary of the Bank or the Company).

     “Hardship Distribution” means a distribution pursuant to a Director’s request made under Section 6.3 of the Plan.

     “Participant” means any eligible Director who elects to participate by filing a Participation Agreement as provided in Article III.

     “Participation Agreement” means the agreement filed by a Participant prior to the beginning of the first period for which the Participant’s Fees are to be deferred pursuant to the Plan and the Participation Agreement. A new Participation Agreement may be filed by the Participant on an annual basis for each separate Fee deferral election or an initial election may continue until modified in accordance with the Plan.

     “Plan Year” means a twelve month period commencing January 1st and ending the following December 31st. The first Plan Year shall commence on the date of adoption of this Plan by the Board and end on December 31, 2004.

ARTICLE III
ELIGIBILITY AND PARTICIPATION

     3.1 ELIGIBILITY. Eligibility to participate in the Plan is limited to Directors.

     3.2 PARTICIPATION. Participation in the Plan shall be limited to Directors of the Bank who elect to participate in the Plan by filing a Participation Agreement with the Bank. In addition, a Participant who is also a Director of the Company or any subsidiary of the Bank or the Company may also elect to defer all Fees received from such entity under this Plan. A Participation Agreement must be filed prior to the December 15th immediately preceding the Plan Year in which the Participant’s participation under the agreement will commence, and the election to participate shall be effective on the first day of the Plan Year following receipt by the Bank of a properly completed and executed Participation Agreement. In the event that an individual first becomes eligible to participate during the course of a Plan Year or, with respect to participation during the first Plan Year, a Participation Agreement must be filed no later than 30 days following notification of the individual by the Committee of eligibility to participate and such Participation Agreement shall be effective only with regard to Fees earned or payable following the filing of the Participation Agreement with the Committee.

     3.3 AMOUNT OF DEFERRAL. A Participant may elect in any Participation Agreement to defer up to 100% of his Fees otherwise payable in cash during the Plan Year in increments of 5%. A Participant’s election to defer his Fees shall be irrevocable for the applicable Plan Year upon the filing of the respective Participation Agreement; provided, however, that the deferral of Fees under any Participation Agreement may be suspended or amended as provided in Sections 10.1 or 10.2.

ARTICLE IV
DEFERRED FEES

     4.1 ELECTIVE DEFERRALS. The amount of Fees that a Participant elects to defer under this Plan shall be credited by the Bank to the Participant’s Deferred Benefit Account as the Participant’s Fees are payable. The amount credited to a Participant’s Deferred Benefit Account shall equal the amount deferred.

     4.2 NON-ELECTIVE CONTRIBUTIONS. The Board may, in its sole discretion, credit an additional non-elective contribution to a Participant’s Deferred Benefit Account in any

Plan Year in an amount determined as a percentage of the Participant’s deferral (i.e., a matching contribution) or otherwise.

     4.3 VESTING OF DEFERRED BENEFIT ACCOUNT. A Participant shall be 100% vested in his Deferred Benefit Account at all times.

     4.4 DESIGNATION OF FORM OF PAYMENT. Subject to Section 6.4(c) and Article XII, a Participant shall file a Designation of Form of Payment with the Bank when the Participant submits his Participation Agreement. Such Designation of Form of Payment shall apply to all amounts credited to the Participant’s Deferred Benefit Account unless superceded by a new Designation of Form of Payment filed in accordance with Section 6.4(c).

ARTICLE V
DEFERRED BENEFIT ACCOUNT

     5.1 DETERMINATION OF ACCOUNT. Subject to Article XII each Participant’s Deferred Benefit Account as of each Determination Date shall consist of the balance of the Participant’s Deferred Benefit Account as of the immediately preceding Determination Date plus the Participant’s elective deferred Fees withheld since the immediately preceding Determination Date pursuant to the Section 4.1 and any non-elective contributions pursuant to Section 4.2. The Deferred Benefit Account of each Participant shall be reduced by the amount of all distributions, if any, made from such Deferred Benefit Account since the preceding Determination Date.

     5.2 CREDITING OF ACCOUNT. As of each Determination Date, the Participant’s Deferred Benefit Account shall be increased by the amount of interest earned since the preceding Determination Date. Interest shall be based upon the Declared Rate. Interest shall be based upon the average daily balance of the Participant’s Deferred Benefit Account since the last preceding Determination Date, but after the Deferred Benefit Account has been adjusted for any contributions or distributions to be credited or deducted for each such day.

     5.3 STATEMENT OF ACCOUNTS. The Committee shall submit to each Participant, within 120 days after the close of each Plan Year, a statement in such form as the Committee deems desirable, setting forth the balance to the credit of such Participant in his Deferred Benefit Account as of the last day of the preceding Plan Year.

ARTICLE VI
BENEFITS

     6.1 TERMINATION OF SERVICE AS DIRECTOR. Upon any termination of service of the Participant as a Director, the Bank shall pay to the Participant a Deferral Benefit equal to the amount of his Deferred Benefit Account.

     6.2 IN-SERVICE WITHDRAWAL. Subject to making a timely in-service withdrawal election in a Participation Agreement, a Participant may receive Deferral Benefits while still in service with the Company. The election to receive an in-service withdrawal must be made by notifying the Committee of such election at least one (1) calendar year prior to the date that payment Deferral Benefits commence. The Company shall pay to the Participant a Deferral Benefit equal to the amount of his Deferred Benefit Account.

     6.3 HARDSHIP DISTRIBUTIONS. A Participant may file a request with the Committee for the payment of a Hardship Distribution of all or any portion of his Deferred Benefit Account at any time prior to the Participant’s termination of service. The payment of a Hardship Distribution shall be based upon the Committee’s determination, in its sole discretion, that the Participant has experienced an unforeseeable financial emergency which is caused by an event beyond the Participant’s control that would result in serious financial hardship to the Participant. A Participant’s future deferrals under any Participation Agreement then in effect shall be suspended as of the date of a Hardship Distribution to the Participant.

     6.4 FORM OF BENEFIT PAYMENT.

a)	Upon the occurrence of an event described in Section 6.1 or upon the date specified by a Participant in an election under Section 6.2, the Bank shall pay the Participant’s Deferred Benefit Account, at the Participant’s election, in the form of (i) an annual payment of a fixed amount which shall amortize the Participant’s Deferred Benefit Account balance as of the date of such event in equal monthly payments of principal and interest over a period of not less than two (2) years nor more than ten (10) years; or (ii) a lump sum. The Participant’s election shall be made on his or her Designation of Form for Payment. For purposes of determining the amount of the annual payment, the rate of interest shall be the average of the Declared Rate credited to the Participant’s Deferred Benefit Account for the three (3) completed Plan Years preceding the initial payment (or the average of such lesser number of years in which the Participant participated in the Plan).

b)	A Participant may, while actively serving as a Director, change the form in which his benefits shall be paid by filing a revised Designation of Form for Payment indicating such change at least one (1) calendar year prior to the date payments are to commence. Such Designation of Form for Payment shall be irrevocable beginning one (1) calendar year prior to the date payments are to commence. Subject to Section 6.4(c), no changes in the form of benefit payment shall be permitted following a Participant’s termination of service as a Director.

c)	Notwithstanding anything in this Plan to the contrary, a Participant whose service as a Director terminates in connection with a Change in Control may elect to receive a lump sum payment; provided, however that such election must be made at least ninety (90) days prior to the effective date of the Change in Control.

     6.5 COMMENCEMENT OF PAYMENTS.

a)	Commencement of installment payments due under Sections 6.1 of this Plan shall begin within sixty (60) days following receipt of notice by the Committee of an event which entitles a Participant (or a Beneficiary) to payments under this Plan. A lump sum payment, if elected, shall be made within ninety (90) days following a Participant’s termination of service.

b)	A Participant may elect on his or her Designation of Form of Payment to defer the commencement of benefit payments otherwise payable at the time specified in Section 6.1(a) to a later date but in any event not beyond the first business day of the January occurring after the year in which the Participant attains age 75. Such election must be made prior to a Participant’s termination of service in accordance with Section 6.4(a) and (c).

c)	Commencement of payments under Section 6.2 of this Plan shall begin upon the date requested by the Participant.

d)	All installment payments made pursuant to this Section 6.4 shall be payable annually beginning with a single payment on the date specified in this Section 6.5 and continuing each anniversary of such date until fully paid in accordance with the Participant’s election.

ARTICLE VII
BENEFICIARY DESIGNATION

     7.1 BENEFICIARY DESIGNATION. Each Participant shall have the right, at any time, to designate any person or persons as his Beneficiary or Beneficiaries (both principal as well as contingent) to wham payment under this Plan shall be paid in the event of his death prior to complete distribution to Participant of the benefits due him under the Plan. Any Participant Beneficiary Designation shall be made in a written instrument filed with the Committee and shall be effective only when received in writing by the Committee.

     7.2 AMENDMENTS. Any Beneficiary designation may be changed by a Participant by the written filing of such change on a form prescribed by the Committee. The filing of a new Beneficiary designation form will cancel all Beneficiary designations previously filed.

     7.3 NO PARTICIPANT DESIGNATION. If a Participant fails to designate a Beneficiary as provided above, or if all designated Beneficiaries predecease the Participant, then Participant’s designated Beneficiary shall be deemed to be the person or persons surviving him in the first of the following classes in which there is a survivor, share and share alike:

a)	The surviving spouse;

b)	The Participant’s children, except that if any of the children predecease the Participant but leave issue surviving, then such issue shall take by right of representation the share their parent would have taken if living;

c)	The Participant’s Estate.

     7.4 EFFECT OF PAYMENT. The payment to the deemed Beneficiary shall completely discharge Bank’s obligations under this Plan.

ARTICLE VIII
ADMINISTRATION

     8.1 COMMITTEE; DUTIES. This Plan shall be administered by the Committee. Members of the Committee may be Participants under this Plan but shall not participate in deliberations or decisions which relate to their specific claim for benefits under the Plan.

     8.2 AGENTS. The Committee may appoint an individual to be the Committee’s agent with respect to the day-to-day administration of the Plan. In addition, the Committee may, from time to time, employ other agents and delegate to them such administrative duties as it sees fit, and may from time to time consult with counsel who may be counsel to the Bank.

     8.3 BINDING EFFECT OF DECISIONS. The decision or action of the Committee with respect to any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations promulgated hereunder shall be final and binding upon all persons having any interest in the Plan.

     8.4 INDEMNITY OF COMMITTEE. The Bank shall indemnify and hold harmless the members of the Committee against any and all claims, loss, damage, expense or liability arising from any action or failure to act with respect to this Plan, except in the case of gross negligence or willful misconduct by the Committee.

ARTICLE IX
CLAIMS PROCEDURE

     9.1 CLAIM. Any person claiming a benefit, requesting an interpretation or ruling under the Plan, or requesting information under the Plan shall present the request in writing to the Committee which shall respond in writing as soon as practicable.

     9.2 DENIAL OF CLAIM. If the claim or request is denied, the written notice of denial shall be made within ninety (90) days of the date of receipt of such claim or requested by the Committee and shall state:

a)	The reason for denial, with specific references to the Plan provisions on which the denial is based.

b)	A description of any additional material or information required and an explanation of why it is necessary.

c)	An explanation of the Plan’s claim review procedure.

     9.3 REVIEW OF CLAIM. Any person whose claim or request is denied or who has not received a response within ninety (90) days may request review by notice given in writing to the Committee within sixty (60) days of receiving a response or one hundred fifty (150) days from the date the claim was received by the Committee. The claim or request shall be reviewed by the Committee who may, but shall not be required to, grant the claimant a hearing. On review, the claimant may have representation, examine pertinent documents, and submit issues and comments in writing.

     9.4 FINAL DECISION. The decision on review shall normally be made within sixty (60) days after the Committee’s receipt of a request for review. If an extension of time is required for a hearing or other special circumstances, the claimant shall be notified and the time limit shall be one hundred twenty (120) days after the Committee’s receipt of a request for review. The decision shall be in writing and shall state the reasons and the relevant Plan provisions. All decisions on review shall be final and bind all parties concerned.

ARTICLE X
AMENDMENT AND TERMINATION OF PLAN

     10.1 AMENDMENT. The Board may at any time amend the Plan in whole or in part, provided, however, that no amendment shall be effective to decrease or restrict any Deferred Benefit Account maintained pursuant to any existing deferral under the Plan. Any change in the formula used to determine the Declared Rate shall be prospective only and shall not become effective until the first day of the calendar year which follows the adoption of the amendment.

     10.2 TERMINATION. The Board may at any time terminate the Plan if, in its judgment, the tax, accounting, or other effects of the continuance of the Plan, or potential payments thereunder would not be in the best interests of the Bank, but such termination shall not affect the accrued benefits of Participants as of the date of termination. Such deferrals shall otherwise remain subject to the terms of this Plan.

ARTICLE XI
MISCELLANEOUS

     11.1 UNSECURED GENERAL CREDITOR. Participants and their Beneficiaries, heirs, successors and assigns shall have no secured interest or claim in any property or assets of the Bank, nor shall they be beneficiaries of, or have any rights, claims or interests in any life insurance policies, annuity contracts or the proceeds therefrom owned or which may be acquired by the Bank (“Policies”). Such Policies or other assets of the Bank shall not be held under any trust for the benefit of Participants, their Beneficiaries, heirs, successors or assigns, or held in any way as collateral security for the fulfilling of the obligations of Bank under this Plan. Any and all of the Bank’s assets and Policies shall be, and remain, the general, unpledged, unrestricted assets of the Bank. The Bank’s obligation under the Plan shall be merely that of an unfunded and unsecured promise of the Bank to pay money in the future.

     11.2 NON-ASSIGNABILITY. Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate or convey in advance of actual receipt the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are, expressly declared to be unassignable and non-transferable. No part of the amounts payable shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, nor be transferable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency.

     11.3 NOT A CONTRACT OF DIRECTORSHIP. The terms and conditions of this Plan shall not be deemed to constitute a contract between the Bank and the Participant relating to the Participant’s service as a Director, and the Participant (or his Beneficiary) shall have no rights against the Bank except as may otherwise be specifically provided herein. Moreover, nothing in this Plan shall be deemed to give a Participant the right to be retained in the service of the Bank or to interfere with the right of the Bank to discipline or discharge him at any time.

     11.4 PARTICIPANT COOPERATION. A Participant will cooperate with the Bank by furnishing any and all information requested by the Bank in order to facilitate the payment of benefits under and by taking such physical examinations and such other action as may be requested by the Bank.

     11.5 TERMS. Whenever any words are used herein in the masculine, they shall be construed as though they were used in the feminine in all cases where they would so apply; and wherever any words are used herein in the singular or in the plural, they shall be construed as though they were used in the plural or the singular, as the case may be, in all cases where they would so apply.

     11.6 CAPTIONS. The captions of the articles, sections and paragraphs of this Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.

     11.7 GOVERNING LAW. The provisions of this Plan shall be construed and interpreted according to the laws of the State of New Jersey.

     11.8 VALIDITY. In case any provision of this Plan shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal and invalid provision had never been inserted herein.

     11.9 NOTICE. Any notice or filing required or permitted to be given to the Committee under the Plan shall be sufficient if in writing and hand delivered, or sent by registered or certified mail, to any member of the Committee, the President of the Bank or the Bank’s Statutory Agent. Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail as of three (3) days following the date shown on the postmark or on the receipt for registration or certification.

     11.10 SUCCESSORS. The provisions of this Plan shall bind and inure to the benefit of the Bank and its successors and assigns. The term successors as used herein shall include any corporate or other business entity which shall, whether by merger, consolidation, purchase or otherwise acquire all or substantially all of the business and assets of the Bank and successors of any such corporation or other business entity.

ARTICLE XII
SPECIAL TRANSITION RULES RELATING TO THE 1995 PLAN

     This Plan is the successor the 1995 Plan which was terminated by the Board effective upon the effective date of this Plan. The opening balance of the Deferred Benefit Account of a Participant in this Plan who also participated in the 1995 Plan shall be equal to the balance of the Participant’s account under the 1995 Plan on the date immediately preceding the effective date of this Plan. A Participant’s election under the 1995 Plan with respect to the distribution of benefits upon termination of service shall remain in effect under this Plan unless superceded by a new Designation of Form of Payment filed in accordance with the provisions of this Plan and covering transferred 1995 Plan benefits and any benefits accrued under this Plan. In all other respects, the terms and conditions of this Plan shall govern the rights of Participants with respect to transferred 1995 Plan benefits and any benefits accrued under this Plan. Upon the filing of a Participation Agreement under this Plan, a Participant who participated in the 1995 Plan shall be deemed to have consented to the foregoing modifications and the transfer of their account balances.